Subject to Completion Preliminary Term Sheet dated November 19, 2013

Filed Pursuant to Rule 433

Registration No. 333-180289

(To Prospectus dated March 22, 2012, Prospectus Supplement dated March 22, 2012 and Product Supplement Coupon-Bearing Notes-2 dated March 27, 2012)

Units	Pricing Date*	November , 2013
$10 principal amount per unit	Settlement Date*	December , 2013
CUSIP No.	Maturity Date*	December , 2014

*Subject to change based on the actual date the notes are priced for initial sale to the public (the “pricing date”)

Coupon-Bearing Notes Linked to the Common Stock of Ford Motor Company

•	Maturity of approximately one year and one week
•	Interest payable quarterly at the rate of [6% - 7%] per year
•	No participation in any increase in the price of the Underlying Stock, and the Redemption Amount at maturity will not exceed the Original Offering Price per unit
•	1-to-1 downside exposure to decreases in the Underlying Stock beyond a 5% decline, with up to 95% of the Original Offering Price at risk
•	All payments on the notes subject to the credit risk of HSBC USA Inc.
•	No listing on any securities exchange

The notes are being issued by HSBC USA Inc. (“HSBC”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks and costs. See “Risk Factors” beginning on page TS-6 of this term sheet and beginning on page S-8 of product supplement Coupon-Bearing Notes-2.

The estimated initial value of the notes on the pricing date is expected to be between $9.65 and $9.85 per unit, which will be less than the public offering price listed below. The market value of the notes at any time will reflect many factors and cannot be predicted with accuracy. See “Summary” on page TS-2 and “Risk Factors” beginning on page TS-6 of this term sheet for additional information.

_________________________

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this document, the accompanying product supplement, prospectus or prospectus supplement. Any representation to the contrary is a criminal offense.

_________________________

	Per Unit	Total
Public offering price(1)(2)(3)	$ 10.000	$
Underwriting discount(2)(3)	$ 0.175	$
Proceeds, before expenses, to HSBC	$ 9.825	$

(1)	Plus accrued interest from the scheduled settlement date, if settlement occurs after that date.
(2)	For any purchase of 500,000 units or more in a single transaction by an individual investor, the public offering price and the underwriting discount will be $9.950 per unit and $0.125 per unit, respectively.
(3)	For any purchase by certain fee-based trusts and discretionary accounts managed by U.S. Trust operating through Bank of America, N.A., the public offering price and underwriting discount will be $9.825 per unit and $0.00 per unit, respectively. See as well “Supplement to the Plan of Distribution.”

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Merrill Lynch & Co.

November , 2013

Summary

The Coupon Bearing Notes Linked to the Common Stock of Ford Motor Company, due December , 2014 (the “notes”) are our senior unsecured debt securities and are not a direct or indirect obligation of any third party. The notes are not deposit liabilities or other obligations of a bank and are not guaranteed or insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction. The notes will rank equally with all of our other senior unsecured debt. Any payments due on the notes, including any repayment of principal, depends on the credit risk of HSBC and its ability to satisfy its obligations as they come due. The notes provide quarterly interest payments. If the Ending Value is at or above the Threshold Value, the Redemption Amount will equal the principal amount. If the Ending Value is less than the Threshold Value, the Redemption Amount will be less, and possibly significantly less, than the principal amount of your notes. Payments on the notes, including the amount you receive at maturity, will be calculated based on the $10 Original Offering Price per unit and will depend on our credit risk and the performance of the Underlying Stock. See “Terms of the Notes” below.

The estimated initial value of the notes will be less than the price you pay to purchase the notes. The estimated initial value is determined by reference to our or our affiliates’ internal pricing models and reflects the implied borrowing rate we pay to issue market-linked notes, which is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities, and the market prices for hedging arrangements related to the notes (which may include call options, put options or other derivatives). The difference in the borrowing rate, as well as the underwriting discount and the costs associated with hedging the notes, including the hedging related charge described below, will reduce the economic terms of the notes (including the interest rate). The estimated initial value will be calculated on the pricing date and will be set forth in the pricing supplement to which this term sheet relates.

Terms of the Notes

Issuer:	HSBC USA Inc. (“HSBC”)
Original Offering Price:	$10 per unit
Term:	Approximately one year and one week
Underlying Stock:	Common stock of Ford Motor Company (the “Underlying Company”) (NYSE symbol: F)
Starting Value:	The Volume Weighted Average Price on the pricing date.
Volume Weighted Average Price:	The volume weighted average price (rounded to two decimal places) shown on page “AQR” on Bloomberg L.P. for trading in shares of the Underlying Stock taking place from approximately 9:30 a.m. to 4:02 p.m. on all U.S. exchanges.
Ending Value:	The Closing Market Price of the Underlying Stock on the Valuation Date, multiplied by the Price Multiplier. The Valuation Date is subject to postponement in the event of Market Disruption Events, as described on page S-18 of product supplement Coupon-Bearing Notes-2.
Valuation Date:	Approximately the fifth scheduled trading day immediately prior to the maturity date.
Interest Rate:	[6.00% to 7.00%] per year. The actual interest rate will be determined on the pricing date.
Interest Payment Dates:	March , 2014, June , 2014, September , 2014 and December , 2014
Threshold Value:	95.00% of the Starting Value, rounded to two decimal places.
Fees Charged:	The public offering price of the notes includes the underwriting discount of $0.175 per unit as listed on the cover page and an additional charge of $0.075 per unit more fully described on page TS-9.
Price Multiplier:	1, subject to adjustment for certain corporate events relating to the Underlying Stock described beginning on page S-21 of product supplement Coupon-Bearing Notes-2.
Calculation Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) and HSBC USA Inc., acting jointly.

Redemption Amount Determination

In addition to interest payable, on the maturity date, you will receive a cash payment per unit determined as follows:

Coupon Bearing Notes	TS-2

The terms and risks of the notes are contained in this term sheet and the documents listed below (together, the “Note Prospectus”). The documents have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated below or obtained from MLPF&S by calling 1-866-500-5408:

▪	Product supplement Coupon-Bearing Notes-2 dated March 27, 2012:
http://www.sec.gov/Archives/edgar/data/83246/000114420412017454/v307211_424b2.htm
▪	Prospectus supplement dated March 22, 2012:
http://www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm
▪	Prospectus dated March 22, 2012:
http://www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

Our Central Index Key, or CIK, on the SEC Website is 83246. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the section indicated on the cover of this term sheet. The notes involve risks not associated with conventional debt securities. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement Coupon-Bearing Notes-2. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to HSBC.

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

▪ You anticipate that the Ending Value will be greater than or equal to the Threshold Value.

▪ You seek interest payments on your investment.

▪ You accept that the maximum return on the notes is limited to the sum of the quarterly interest payments, and that you will not participate in any increases in the price of the Underlying Stock.

▪ You accept that your investment will result in a loss, which could be significant, if the Ending Value is below the Threshold Value.

▪ You are willing to forgo dividends or other benefits of owning shares of the Underlying Stock.

▪ You are willing to accept that a secondary market is not expected to develop for the notes, and understand that the market prices for the notes, if any, may be less than the Original Offering Price and will be affected by various factors, including our actual and perceived creditworthiness, the implied borrowing rate and the fees charged, as described on page TS-2.

▪ You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

▪ You anticipate that the Ending Value will be less than the Threshold Value.

▪ You anticipate that the price of the Underlying Stock will increase substantially and seek to participate in that increase.

▪ You seek 100% return of principal at maturity.

▪ In addition to interest payments, you seek an additional guaranteed return above the principal amount.

▪ You seek to receive dividends or other distributions paid on the Underlying Stock.

▪ You seek an investment for which there will be a liquid secondary market.

▪ You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Coupon Bearing Notes	TS-3

Hypothetical Payments at Maturity

The following examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical payments on the notes. The actual amount you receive and the resulting return will depend on the actual Starting Value, Threshold Value, Ending Value, interest rate and term of your investment. The following examples do not take into account any tax consequences from investing in the notes. These examples are based on:

1)	a Starting Value of 100.00;
2)	a Threshold Value of 95.00;
3)	an expected term of the notes of approximately one year and one week; and
4)	the interest rate of 6.50% per year (the midpoint of the interest rate range of [6.00% to 7.00%] per year)

The hypothetical Starting Value of 100.00 used in these examples has been chosen for illustrative purposes only, and does not represent a likely actual Starting Value of the Underlying Stock. For recent actual prices of the Underlying Stock, see “The Underlying Stock” section below. In addition, all payments on the notes are subject to issuer credit risk.

Example 1

The Ending Value is 115.00 (115.00% of the Starting Value)

The Ending Value is greater than the Starting Value and the Threshold Value. Consequently, in addition to the quarterly interest payments, you will receive the principal amount of $10.00 on the maturity date. You will not participate in the increase of the value of the Underlying Stock.

Example 2

The Ending Value is 98.00 (98.00% of the Starting Value)

The Ending Value is less than the Starting Value but greater than the Threshold Value. Consequently, in addition to the quarterly interest payments, you will receive the principal amount of $10.00 on the maturity date.

Example 3

The Ending Value is 70.00 (70.00% of the Starting Value)

The Ending Value is less than the Starting Value and the Threshold Value. Consequently, you will receive the quarterly interest payments, however, you will also participate on a 1-for-1 basis in the decrease in the price of the Underlying Stock below the Threshold Value. The Redemption Amount per unit will equal:

On the maturity date you will receive the Redemption Amount per unit of $7.50.

Coupon Bearing Notes	TS-4

Summary of the Hypothetical Examples

	Example 1	Example 2	Example 3
	The Ending Value is greater than or equal to the Starting Value and the Threshold Value	The Ending Value is less than the Starting Value but greater than or equal to the Threshold Value	The Ending Value is less than the Starting Value and the Threshold Value
Starting Value	100.00	100.00	100.00
Ending Value	115.00	98.00	70.00
Threshold Value	95.00	95.00	95.00
Interest Rate (per year)	6.50%	6.50%	6.50%
Redemption Amount per Unit	$10.00	$10.00	$7.50
Total Return of the Underlying Stock (1)	17.40%	0.40%	-27.60%
Total Return on the Notes (2)	6.66%	6.66%	-18.34%

(1)	The total return of the Underlying Stock assumes:
	(a)	the percentage change in the price of the Underlying Stock from the Starting Value to the Ending Value;
	(b)	a constant dividend yield of 2.34% per year; and
	(c)	no transaction fees or expenses.
(2)	The total return on the notes includes interest paid on the notes and assumes an expected term of the notes of approximately one year and one week.

Coupon Bearing Notes	TS-5

Risk Factors

We urge you to read the section “Risk Factors” in the product supplement and in the accompanying prospectus supplement. Investing in the notes is not equivalent to investing directly in the Underlying Stock. You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisers, with respect to the notes in light of your particular financial and other circumstances and the information set forth in this term sheet and the accompanying product supplement, prospectus supplement and prospectus.

In addition to the risks in the product supplement identified below, you should review “Risk Factors” in the accompanying prospectus supplement, including the explanation of risks relating to the notes described in the section “— Risks Relating to All Note Issuances”.

▪	Your investment may result in a loss; there is no guaranteed return of principal.
▪	Your return on the notes may be less than the yield on a conventional fixed or floating rate debt security of comparable maturity.
▪	Payments on the notes are subject to our credit risk.
▪	You will not participate in any increases in the price of the Underlying Stock.
▪	Your return, if any, is limited to the return represented by the periodic interest payments over the term of the notes.
▪	Your investment return may be less than a comparable investment directly in the Underlying Stock.
▪	You must rely on your own evaluation of the merits of an investment linked to the Underlying Stock.
▪	The Redemption Amount will not reflect changes in the value of the Underlying Stock prior to the Valuation Date.
▪	The estimated initial value of the notes will be less than the public offering price and may differ from the market value of the notes in the secondary market, if any. We will determine the estimated initial value by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. Different pricing models and assumptions could provide valuations for the notes that are different from our estimated initial value. The estimated initial value will reflect the implied borrowing rate we use to issue market-linked notes, as well as the mid-market value of the hedging arrangements related to the notes (which may include call options, put options or other derivatives).
▪	Our implied borrowing rate for the issuance of these notes is lower than the rate we would use when we issue conventional fixed or floating rate debt securities. This is one of the factors that may result in the market value of the notes being less than their estimated initial value. As a result of the difference between our implied borrowing rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the estimated initial value of the notes may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the notes to be more favorable to you.
▪	The price of your notes in the secondary market, if any, immediately after the pricing date will be less than the public offering price. The public offering price takes into account certain costs, principally the underwriting discount, the hedging costs described on page TS-9 and the costs associated with issuing the notes. The costs associated with issuing the notes will be used or retained by us or one of our affiliates. If you were to sell your notes in the secondary market, if any, the price you would receive for your notes may be less than the price you paid for them.
▪	The estimated initial value does not represent a minimum price at which we, MLPF&S or any of our respective affiliates would be willing to purchase your notes in the secondary market (if any exists) at any time. The price of your notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the value of the Market Measure and changes in market conditions, and cannot be predicted with accuracy. The notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the notes to maturity. Any sale of the notes prior to maturity could result in a loss to you.
▪	We cannot assure you that a trading market for your notes will ever develop or be maintained. MLPF&S is not obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.
▪	Purchases and sales by us, MLPF&S and our respective affiliates of the Underlying Stock may affect your return.
▪	Our trading and hedging activities, and those of MLPF&S, may create conflicts of interest with you.
▪	Our hedging activities, and those of MLPF&S, may affect your return on the notes and their market value.
▪	There may be potential conflicts of interest involving the calculation agent. We may appoint and remove the calculation agent.
▪	The notes are not insured by any governmental agency of the United States or any other jurisdiction.
▪	You will have no rights as a holder of the Underlying Stock, you will have no rights to receive shares of the Underlying Stock, and you will not be entitled to receive dividends or other distributions by the Underlying Company.

Coupon Bearing Notes	TS-6

▪	We and MLPF&S do not control the Underlying Company, and are not responsible for any disclosure made by the Underlying Company.
▪	Our business activities and those of MLPF&S relating to the Underlying Company may create conflicts of interest with you.
▪	The Underlying Company will have no obligations relating to the notes and none of us, MLPF&S or our respective affiliates will perform any due diligence procedures with respect to the Underlying Company.
▪	The Redemption Amount will not be adjusted for all corporate events that could affect the Underlying Stock. See “Description of the Notes—Anti-Dilution Adjustments” beginning on page S-21 of product supplement Coupon-Bearing Notes-2.
▪	The U.S. federal income tax consequences of the notes are uncertain and may be adverse to a holder of the notes. See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page S-34 of product supplement Coupon-Bearing Notes-2.

Coupon Bearing Notes	TS-7

The Underlying Stock

We have derived the following information from publicly available documents published by the Underlying Company. We have not independently verified the accuracy or completeness of the following information. Ford Motor Company designs, manufactures, and services cars and trucks. The company also provides vehicle-related financing, leasing, and insurance through its subsidiary.

Because the Underlying Stock is registered under the Securities Exchange Act of 1934, the Underlying Company is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Company can be located at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549 or through the SEC’s web site at http://www.sec.gov by reference to SEC CIK number 37996.

This term sheet relates only to the notes and does not relate to the Underlying Stock or to any other securities of the Underlying Company. The Underlying Company will have no obligations with respect to the notes. None of us, MLPF&S, or any of our respective affiliates has participated or will participate in the preparation of the Underlying Company’s publicly available documents. None of us, MLPF&S, or any of our respective affiliates has made any due diligence inquiry with respect to the Underlying Company in connection with the offering of the notes. Furthermore, there can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of publicly available documents regarding the Underlying Company that would affect the trading price of the Underlying Stock, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Underlying Company could affect the value of the Underlying Stock and therefore could affect your return on the notes. The selection of the Underlying Stock is not a recommendation to buy or sell the Underlying Stock.

The Underlying Stock trades on the New York Stock Exchange under the symbol “F.”

Historical Data

The following table shows the quarterly high and low Closing Market Prices of the shares of the Underlying Stock on its primary exchange from the first quarter of 2008 through November 13, 2013. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. These historical trading prices may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

This historical data on the Underlying Stock is not necessarily indicative of the future performance of the Underlying Stock or what the value of the notes may be. Any historical upward or downward trend in the price per share of the Underlying Stock during any period set forth above is not an indication that the price per share of the Underlying Stock is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of the Underlying Stock.

Coupon Bearing Notes	TS-8

Supplement to the Plan of Distribution

We may deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than three business days from the pricing date, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S will not receive an underwriting discount for notes sold to certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s trading commissions and mark-ups. MLPF&S may act as principal or agent in these market-making transactions; however, it is not obligated to engage in any such transactions. At MLPF&S’s discretion, for a short, undetermined initial period after the issuance of the notes, any purchase price paid by MLPF&S in the secondary market may be, in certain circumstances, closer to the amount that you paid for the notes than to the estimated initial value. However, neither we nor any of our affiliates is obligated to purchase your notes at any price, or at a price that exceeds the estimated initial value.

The value of the notes shown on your account statement provided by MLPF&S will be based on their estimate of the value of the notes if MLPF&S or one of its affiliates were to make a market in the notes, which it is not obligated to do. This estimate will be based upon the price that MLPF&S may pay for the notes in light of then-prevailing market conditions, the issuer’s creditworthiness and transaction costs. At certain times, this price may be higher than or lower than the estimated initial value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding HSBC or for any purpose other than that described in the immediately preceding sentence.

Role of MLPF&S

MLPF&S will participate as selling agent in the distribution of the notes. Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the Underlying Stock and the $10 per unit Original Offering Price. We are also required to make the interest payments on the notes. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with MLPF&S or one of its affiliates. The terms of these hedging arrangements are determined by MLPF&S seeking bids from market participants, which could include one of our affiliates and MLPF&S and its affiliates. These hedging arrangements take into account a number of factors, including the issuer’s creditworthiness, interest rate movements, the volatility of the Underlying Stock, the tenor of the note and the tenor of the hedging arrangements. The economic terms of the notes depend in part on the terms of the hedging arrangements.

MLPF&S has advised us that the hedging arrangements will include a hedging related charge of approximately $0.075 per unit, reflecting an estimated profit to be credited to MLPF&S from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by MLPF&S or any third party hedge providers.

For further information, see “Risk Factors—General Risks Relating to the Notes” beginning on page S-8 and “Use of Proceeds” on page S-16 of product supplement Coupon-Bearing Notes-2.

Coupon Bearing Notes	TS-9

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

▪	There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.
▪	You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as income-bearing pre-paid executory contracts linked to the Underlying Stock.
▪	Under this characterization and tax treatment of the notes, we intend to take the position that the stated periodic interest payments constitute taxable ordinary income to a U.S. holder (as defined in product supplement Coupon-Bearing Notes-2) at the time received or accrued in accordance with the U.S. holder’s regular method of accounting. Upon receipt of a cash payment at maturity or upon a sale or exchange of the notes prior to maturity (other than with respect to amounts representing accrued stated periodic interest payments), a U.S. holder generally will recognize capital gain or loss. This capital gain or loss generally will be long-term capital gain or loss if you hold the notes for more than one year.
▪	Because the U.S. federal income tax treatment (including the applicability of withholding) of the stated periodic interest payments on the notes is uncertain, we will withhold U.S. federal income tax at a 30% rate (or at a lower rate under an applicable income tax treaty) on the entire amount of stated periodic interest payments made to non-U.S. holders (as defined in product supplement Coupon-Bearing Notes-2). We will not pay any additional amounts in respect of such withholding.
▪	No assurance can be given that the IRS or any court will agree with this characterization and tax treatment.
▪	Withholding and reporting requirements under the legislation enacted on March 18, 2010 (as discussed beginning on page S-48 of the accompanying prospectus supplement), will generally apply to payments made after June 30, 2014. However, this withholding tax will not be imposed on payments pursuant to obligations outstanding on July 1, 2014. Additionally, withholding due to any payment being treated as a “dividend equivalent” (as discussed beginning on page S-47 of the accompanying prospectus supplement) will begin no earlier than January 1, 2014. Holders are urged to consult with their own tax advisors regarding the possible implications of this recently enacted legislation on their investment in the notes.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-34 of product supplement Coupon-Bearing Notes-2.

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Market-Linked Investments Classification

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Income Market-Linked Investment or guarantee any performance.

Enhanced Income Market-Linked Investments are short- to medium-term market-linked notes that offer you a way to enhance your income stream, either through variable or fixed-interest coupons, an added payout at maturity based on the performance of the linked asset, or both. In exchange for receiving current income, you will generally forfeit upside potential on the linked asset. Even so, the prospect of higher interest payments and/or an additional payout may equate to a higher return potential than you may be able to find through other fixed-income securities. Enhanced Income Market-Linked Investments generally do not include market downside protection. The degree to which your principal is repaid at maturity is generally determined by the performance of the linked asset. Although enhanced income streams may help offset potential declines in the asset, you can still lose part or all of your original investment.

Coupon Bearing Notes	TS-10